CERTIFICATE OF FORMATION

                                       OF

            EXCELSIOR MULTI-STRATEGY HEDGE FUND OF FUNDS (TE 2), LLC

     FIRST: The name of the limited liability company is Excelsior Multi-Strategy Hedge Fund of Funds (TE 2), LLC.

     SECOND: The address of its registered office in the State of Delaware is 615 South DuPont Highway, County of Kent, City of Dover, State of Delaware, 19901. The name of its registered agent at such address is National Corporate Research, Ltd.

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation this 24th day of July, 2009.


     EXCELSIOR MULTI-STRATEGY HEDGE FUND OF FUNDS (TE 2), LLC



                                       By:    /s/ Karen Spiegel
                                              --------------------
                                              Name:  Karen Spiegel
                                              Title: Authorized Person